Exhibit 99.4

January 4, 2018

Bilibili Inc.

Building 3, Guozheng Center, No. 485 Zhengli Road

Yangpu District, Shanghai 200433

The People’s Republic of China

Re: Consent of QuestMobile

Ladies and Gentlemen,

We understand that Bilibili Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements provided by us to the Company (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO, (vi) and in investor relations management following the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
Beijing Guishi Information Technology Limited

/s/ Allen Chen
Name: Allen Chen
Title: Chief Executive Officer